Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	July 31, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires 273-unit Apartment Community in Suburban Phoenix

Chicago (July 31, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Summit at San Marcos, a newly-developed 273-unit award-winning urban garden-style Class A apartment community in the prominent Phoenix suburb of Chandler, Arizona. The purchase price was $72 million.

“The city of Chandler, and more broadly Phoenix’s strong market fundamentals, favorable business environment and attractive demographics coupled with Summit at San Marcos’s location in an outstanding school district make this acquisition an excellent fit with JLL Income Property Trust’s suburban apartment strategy,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment brings our aggregate apartment allocation to nearly $900 million, with 3,400 total units representing 32 percent of the value of the JLL Income Property Trust portfolio.”

Chandler is within the area of Phoenix dubbed “The Silicon Desert” which has seen an influx of technology and financial companies benefitting from a lower cost of doing business, a more affordable higher quality of life and a strong and growing talent pool. The city hosts an Intel corporate campus, multiple semiconductor and electronic component manufacturing firms while the broader Phoenix market continues to expand with over 300,000 jobs in a 10-mile radius.

Summit at San Marcos is located at the intersection of several of Arizona’s most prominent thoroughfares providing access to the Greater Phoenix area with centers of employment including the Price Corridor (Intel, Wells Fargo, BofA, Paypal), ASU Research Park (JPMorgan Chase, GoDaddy), and the West Chandler Corridor (Intel, Verizon, ADP). The property is also located in the highly desirable Chandler Unified School District which has attained LaSalle’s Silver Level ranking, and is rated #1 in the Phoenix area and #2 in all of Arizona by Niche.

Completed in 2018, Summit at San Marcos features premium interior finishes and luxury amenity packages with walkable access to the live-work-play experience of Downtown Chandler and direct proximity to the San Marcos Golf Course. The apartment community’s common area amenities include a swimming pool and spa, private cabanas, fire pits, barbecue grills and a putting green. The clubhouse features a demonstration kitchen, a fitness center and a tech café.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $68 billion equity and debt investments under management (as of Q2 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.